Exhibit 99.1

Manitex International, Inc. Appoints Joseph Doolan as Senior Vice President and Chief Financial Officer

BRIDGEVIEW, Il., October 5, 2020 – Manitex International, Inc. (NASDAQ:MNTX), a leading international provider of cranes and specialized industrial equipment, today announced that Joseph Doolan has been named Senior Vice President and Chief Financial Officer of Manitex International, Inc., effective October 20, 2020.

Mr. Doolan, a CPA, since 1986, comes to Manitex with approximately 25 years of experience in senior financial executive roles at public industrial and financial services companies, following nine years at KPMG in its financial services practice. Having joined UCI-FRAM, Inc., a $2 billion international manufacturer of aftermarket auto parts, in 2012, he was VP of Finance there and with successor companies Fram Group Holdings and Trico, since then. Prior to this tenure, Mr. Doolan was VP, Corporate Controller and Chief Accounting Officer at APAC Customer Services for six years, then a Nasdaq-traded company that reached $350 million in revenues, and prior to that he spent ten years at global financial services companies including CNH Capital (financial division of Case New Holland), GE Capital, and Heller Financial.

Steve Filipov, Chief Executive Officer of Manitex International, Inc., commented, “Joe is an exceptional professional with the technical accounting experience and credentials, that will make him extremely valuable to the team. In addition to the CPA and international accounting resources he brings, he has a proven track record as a leader in financial reporting, planning and analysis, both internally and externally, making a positive impact on balance sheet management and expense controls wherever he has been.”

“We are also grateful to Laura Yu for her commitment and outstanding work at Manitex and we wish her well in her future endeavors,” concluded Mr. Filipov.

As previously reported, Laura Yu, the company’s current CFO since October 2018, announced her resignation effective October 2, and has agreed to remain in a consulting role at Manitex to oversee the transition to Mr. Doolan.

About Manitex International, Inc.

Manitex International, Inc. is a leading worldwide provider of highly engineered mobile cranes (truck mounted straight-mast and knuckle boom cranes, industrial cranes, rough terrain cranes and railroad cranes), truck mounted aerial work platforms and specialized industrial equipment. Our products, which are manufactured in facilities located in the USA and Europe, are targeted to selected niche markets where their unique designs and engineering excellence fill the needs of our customers and provide a competitive advantage. We have consistently added to our portfolio of branded products and equipment both through internal development and focused acquisitions to diversify and expand our sales and profit base while remaining committed to our niche market strategy. Our brands include Manitex, PM, Oil & Steel, Badger, MAC, PM Tadano, and Valla.

Contact:

Manitex International, Inc.	Darrow Associates, Inc.
Steve Filipov	Peter Seltzberg, Managing Director
Chief Executive Officer	Investor Relations
(708) 237-2054	(516) 419-9915
sfilipov@manitexinternational.com	pseltzberg@darrowir.com